Exhibit 99.1
Barnwell Industries Announces Pension Plan Termination and Planned Reversion of Surplus Assets

HOUSTON, TX / ACCESS Newswire / October 5, 2026 / Barnwell Industries, Inc. (NYSE American: BRN) today announced that it has decided to terminate its qualified defined benefit pension plan and satisfy all benefit obligations, and use the net surplus for general corporate purposes to maximize shareholder value. The termination is another step in simplifying Barnwell’s balance sheet, reducing legacy liabilities and positioning its capital for future value creation. The net surplus will be available after the Company satisfies all plan obligations, settles related supplemental executive retirement plan obligations, and pays administrative and transaction costs and applicable excise and other taxes.

Barnwell has retained an actuarial and pension consulting firm and separate ERISA legal counsel to advise on the termination and reversion of surplus assets. The Company intends to secure participants’ benefits by purchasing annuity contracts from an established, creditworthy insurance company. Any surplus remaining after the annuity purchase and satisfaction of other obligations will revert to Barnwell.

As of September 30, 2026, the plan held approximately $12.8 million in assets, compared with an estimated termination liability of $7.3 million. Barnwell also has a related supplemental executive retirement plan obligation of approximately $1.8 million. Plan assets therefore exceed these estimated retirement obligations by approximately $3.7 million, before administrative and transaction costs, applicable excise and other taxes, and any participant benefit increase adopted in connection with the termination.

Any participant benefit increase, its effect on supplemental executive retirement plan obligations, and any associated tax reduction remain subject to review by Barnwell’s pension consulting firm and legal counsel and approval by its Board of Directors. These estimates are preliminary and may change materially. The ultimate net cash proceeds and other value will depend on annuity pricing, interest rates, investment performance and plan asset values through settlement, final participant benefits, administrative and transaction costs, and applicable taxes. All plan liabilities must be satisfied before surplus assets can revert to the Company.

Barnwell currently anticipates a reversion in December 2026, but cannot assure its amount or timing or the resulting benefit to shareholders. The expected reversion is expected to add to Barnwell’s financial resources, reduce ongoing pension administration responsibilities, and enhance its ability to pursue strategic opportunities while strengthening its balance sheet.

“This is another important step in simplifying Barnwell and strengthening our financial flexibility,” said Philip Patman, Jr., Chief Financial Officer and a member of Barnwell’s Board of Directors. “Our first priority is to secure the benefits promised to plan participants. Once those obligations are satisfied, we expect the remaining surplus, net of taxes and administrative costs, to become available for redeployment. This would free capital historically held in the pension plan, reduce complexity and ongoing costs, and give the Company greater financial flexibility.”

Patman continued, “Our goal is to build a stronger, more valuable Barnwell through disciplined capital allocation. We are evaluating strategic investments and acquisitions that put our capital and public-company platform to work, including opportunities that could materially transform Barnwell’s scale and earnings profile. We will remain patient and focused on valuation, with balance-sheet strength and long-term per-share value creation guiding our decisions.”

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about the pension plan termination, annuity purchases, potential participant benefit increases, surplus reversion, supplemental retirement settlements, tax treatment, the amount and timing of net proceeds and other value, and the use of the net surplus. They also include statements about Barnwell’s strategy and strategic repositioning, liquidity, capital allocation, business prospects, commodity prices, oil and gas asset values, potential future distributions and asset sales, the strategic alternatives process, potential merger candidates, possible business combinations or other transactions, and opportunities to generate shareholder returns.

Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. These include changes in interest rates, plan asset values and benefit obligations; insurer capacity and annuity pricing; pension termination requirements, tax treatment, and administrative and transaction costs; commodity price volatility; the timing and outcome of asset sales; the Company’s ability to complete strategic transactions; the availability and terms of merger or business combination opportunities; general economic and market conditions; and other risks described in Barnwell’s SEC filings, including its most recent Annual Report on Form 10-K and subsequent filings.

Barnwell undertakes no obligation to update any forward-looking statements except as required by law.

COMPANY: Barnwell Industries, Inc.
24 Greenway Plaza, Suite 1800Q
Houston, Texas 77046
Telephone: (713) 730-7026
Website: www.brninc.com

CONTACT: Philip Patman, Jr.
Chief Financial Officer and Treasurer
Phone: (713) 730-7026
Email: barnwellinfo@brninc.com

SOURCE: Barnwell Industries